Exhibit 99.1

Signet Jewelers Reports Third Quarter Financial Results

HAMILTON, Bermuda--(BUSINESS WIRE)--November 21, 2017--Signet Jewelers Limited (“Signet”) (NYSE:SIG), the world's largest retailer of diamond jewelry, today announced its results for the 13 weeks ended October 28, 2017 (“third quarter Fiscal 2018”).

Summary:

  Same store sales ("SSS") down 5.0%, including an estimated 120 basis point negative impact due to weather-related incidents and systems and process disruptions associated with outsourcing of the credit portfolio.
  Loss per share of $0.20, including ($0.25) per share in net transaction costs related to the first phase of strategic credit outsourcing and the R2Net acquisition, and ($0.10) due to weather-related incidents and credit outsourcing disruptions.
  Substantial progress on strategic initiatives, with double-digit eCommerce sales growth, improved fashion category performance in updated collections at key price points, enhanced digital marketing and streamlined promotions.
  Revised Fiscal 2018 guidance to reflect the impact of credit outsourcing disruptions.

Virginia C. Drosos, Chief Executive Officer of Signet Jewelers, said: "Signet had a challenging third quarter. In addition to an anticipated sequential slowdown in our same store sales, unfavorable weather-related incidents, along with unexpected disruptions during the transition of our credit services, further negatively impacted results. Encouragingly, within this backdrop, we advanced our strategic priorities, which are beginning to deliver results.

"We are seeing positive customer reaction to enhancements in our OmniChannel experience, as well as streamlined marketing messages and improved fashion assortment. We have also implemented several synergies from the R2Net acquisition ahead of plan. Unfortunately, these wins are being overshadowed by the systems disruptions and significant process changes associated with the outsourcing of our credit portfolio, with particular impact at Kay. While the identified systems issues are behind us, we expect some credit process disruption to continue and to negatively impact our fourth quarter and full-year performance. As a result, we now expect our fourth quarter same store sales to be down low- to mid-single digits, leading to Fiscal 2018 same store sales down mid-single digits and earnings ranging from $6.10 to $6.50 per share.

"We remain focused on executing our three strategic priorities: Customer First, OmniChannel, and Culture of Agility and Efficiency. While it’s still early, we are aggressively transforming our business and believe we are on the right track to create a more competitive and innovative Signet that is poised for sustainable, profitable growth. I thank our Team Members for their dedication and hard work."

Progress on Strategic Priorities

In the third quarter, Signet continued to advance its three strategic priorities:

  Customer First
    Streamlined promotional strategies and effectively targeted customers in a continued promotional environment.
    Expanded fashion category assortment aligned with successful trends and at key price points, including the launch of Interwoven brand.
    Increased marketing reach and effectiveness with digital and social media impressions more than doubling year-to-date to reach 1 billion impressions in Q3.
    Launched a data management platform to better identify customer profiles and deliver personalized content on Signet’s websites.

  OmniChannel
    Delivered total eCommerce growth of 56.4% driven by the newly-acquired R2Net, as well as strong digital marketing tactics and recent enhancements to Sterling division websites which drove double-digit percentage growth.
    Re-launched Zale eCommerce site with new hybris platform.
    Began implementing R2Net’s diamond imagery and content technology in Jared stores, 24/7 customer service on Jared.com Design-A-Ring, and Ring Try-on App for Kay.
  Culture of Agility and Efficiency
    Disciplined cost reductions drove an improvement in selling, general and administrative expenses ("SGA") rate.
    Lowered inventory levels by 6.9% as a result of strong working capital management.
    Reduced store tasks to release nearly 80,000 hours per month to be dedicated to customer service.
    Consolidation of distribution centers near completion.

Financial Guidance Fiscal Year 2018:

On October 23, 2017, Signet completed the first phase of strategic outsourcing of its credit portfolio to Alliance Data Systems (“Alliance Data”) and Genesis Financial Solutions (“Genesis”). As part of the first phase, Alliance Data acquired the prime credit quality portion of Signet’s existing credit portfolio and became the primary provider of credit to Signet’s customers, while the credit servicing functions of the non-prime book has been outsourced to Genesis.

Signet is experiencing greater than anticipated disruptions related to the complex credit transition process. Signet and its credit partners are working with great urgency to resolve these issues, and while the critical majority of the systems-related issues have been identified and restored, the Company expects the financial impact to carry forward into the fourth quarter given the significant changes to the credit-related processes.

As a result, Signet now expects Fiscal 2018 SSS to be down a mid single-digit percentage and EPS to be in the range of $6.10 and $6.50.

The Company is in advanced discussions with interested funding partners related to the second phase of its credit outsourcing, which is expected to be completed in the first half of calendar year 2018.

	Prior Guidance	Current Guidance
SSS	Down low to mid single-digit %	Down mid single-digit %
EPS¹	$7.16 - $7.56	$6.10 - $6.50

Effective tax rate	24%	22%
Weighted average common shares	69 million - 70 million	69 million - 70 million
Capital expenditures in $	260 million - 275 million	245 million - 260 million
Net selling square footage growth	-1.0% to 0%	-1.5% to -1.0%
(1) Includes net impact of outsourcing the credit portfolio and related transaction costs, net impact of R2Net acquisition, separation costs, and share repurchases associated with the credit transaction proceeds.

The following are additional considerations to assist financial modeling:

  Capital expenditures will be driven primarily by new Kay off-mall store openings, as well as store remodels and information technology ("I/T") to support key business strategies. For Fiscal 2018, Signet expects net store closures of approximately 125 stores, consisting of roughly 90 to 100 store openings and about 215 to 225 closures. Store closures are primarily focused on mall-based regional brands not meeting Signet's financial return targets. Store openings will be primarily Kay off-mall locations.
  The capital expenditure mix in Fiscal 2018 will skew toward I/T investments to support Signet's OmniChannel initiatives. As I/T investments depreciate faster than store assets, this will have a small unfavorable impact as depreciation accelerates near and medium term.
  Fiscal 2018 is a 53-week fiscal year for Signet, ending February 3, 2018, driven by the retail industry calendar. As previously communicated, the additional week, January 28, 2018 - February 3, 2018, will have no impact to SSS as it is excluded from the calculation and no meaningful impact to operating profit.

Third Quarter Fiscal 2018 Financial Highlights:

Signet's total sales were $1,156.9 million, down $29.3 million or 2.5%, compared to a decrease also of 2.5% in the 13 weeks ended October 29, 2016 ("third quarter Fiscal 2017"). SSS decreased 5.0%, which includes a positive 40 basis point contribution from R2Net, compared to a decrease of 2.0% in the third quarter Fiscal 2017. Third quarter SSS were negatively impacted due to weather-related incidents by an estimated 60 basis points and disruptions related to the credit outsourcing transition by an estimated 60 basis points.

Sales declines were primarily driven by soft bridal sales and a lower number of customer transactions. These were offset in part by the strength in eCommerce, with sales of $80.7 million, a 56.4% increase, including the impact of R2Net. Excluding R2Net, eCommerce sales grew 10.5%, driven by 34% growth at Sterling, partially offset by a decline in Zale eCommerce sales which was impacted by the conversion to the hybris platform during the quarter.

By operating segment:

  Sterling Jewelers' SSS decreased 6.2%, including 60 basis points of favorable impact from R2Net sales. Average transaction value ("ATV") increased 1.6% and the number of transactions declined 7.6%. The SSS decline was driven by a decrease in bridal sales, which were disproportionately affected by systems and process disruptions associated with the outsourcing of credit services. This was partially offset by higher sales of select fashion jewelry collections at Kay and Jared.
  Zale Jewelry's SSS decreased 3.4%. ATV increased 2.5%, and the number of transactions decreased 6.9%. The SSS declines were generally across categories, while bridal and new fashion collections ended the quarter on a strong trajectory. eCommerce sales were negatively impacted by the planned conversion of Zale eCommerce platforms to hybris technology, which is beginning to drive improvements in website functionality and performance.
  Piercing Pagoda's SSS increased 2.1%. ATV increased 9.1%, while the number of transactions decreased 6.6%. This SSS increase was driven primarily by higher sales of fashion gold jewelry.
  UK Jewelry's SSS decreased 5.1%. ATV increased 8.3% and the number of transactions decreased 12.9%. The SSS decline was driven principally by non-branded jewelry offset in part by higher sales in select watch brands.

Sales change from previous year
Third quarter Fiscal 2018	Same store sales[1]	Non-same store sales, net[2]	Total sales at constant exchange rate	Exchange translation impact	Total sales	Total sales (in mill. $)

Kay	(7.2)%	2.8%	(4.4)%	—%	(4.4)%	436.3
Jared	(5.1)%	1.3%	(3.8)%	—%	(3.8)%	218.0
R2Net[3]	17.9%					23.7
Regional brands	(16.3)%	(13.3)%	(29.6)%	—%	(29.6)%	20.7
Sterling Jewelers division	(6.2)%	4.3%	(1.9)%	—%	(1.9)%	698.7
Zales Jewelers	(3.3)%	(1.0)%	(4.3)%	—%	(4.3)%	215.7
Gordon’s Jewelers	(15.8)%	(18.9)%	(34.7)%	—%	(34.7)%	6.4
Zale US Jewelry	(3.7)%	(1.8)%	(5.5)%	—%	(5.5)%	222.1
Peoples Jewellers	(0.5)%	(1.1)%	(1.6)%	4.3%	2.7%	42.3
Mappins	(15.9)%	(24.7)%	(40.6)%	2.9%	(37.7)%	3.8
Zale Canada Jewelry	(1.9)%	(4.8)%	(6.7)%	4.2%	(2.5)%	46.1
Zale Jewelry	(3.4)%	(2.3)%	(5.7)%	0.7%	(5.0)%	268.2
Piercing Pagoda	2.1%	1.6%	3.7%	—%	3.7%	55.4
Zale division	(2.5)%	(1.7)%	(4.2)%	0.6%	(3.6)%	323.6
H.Samuel	(4.6)%	0.8%	(3.8)%	1.9%	(1.9)%	61.6
Ernest Jones	(5.6)%	2.7%	(2.9)%	1.9%	(1.0)%	66.8
UK Jewelry division	(5.1)%	1.8%	(3.3)%	1.8%	(1.5)%	128.4
Other segment						6.2
Signet	(5.0)%	2.2%	(2.8)%	0.3%	(2.5)%	1,156.9
Notes: 1=For stores open for at least 12 months. 2=For stores not open in the last 12 months. 3=Includes 47 days of R2Net sales as if R2Net had been part of Signet in the same period prior year.

Gross margin was $321.1 million or 27.8% of sales, down 170 basis points compared to prior year, including de-leverage of 30 bps of R2Net which carries a lower gross margin rate. The remaining decline in rate was driven by lower sales on fixed costs (e.g. store occupancy) and a lower gross merchandise margin rate, impacted by the inclusion of R2Net. Excluding the mix effect of R2Net, gross merchandise margin increased driven by streamlined marketing initiatives and effective customer targeting, despite more promotional activity. By division:

  Sterling Jewelers gross margin decreased $20.2 million. The gross margin rate decreased 230 basis points, of which 60 basis points is attributed to inclusion of R2Net. The remainder of the rate decline is primarily due to de-leverage of fixed costs, and higher disposition of inventory in part due to distribution center consolidation, offset in part by store banner merchandise margin improvement and less bad debt expense.
  Zale gross margin decreased $5.6 million. The gross margin rate decreased 60 basis points due primarily to de-leverage of fixed costs, higher disposition of inventory in part due to distribution center consolidation and promotions, partially offset by an improvement in merchandise margin.
  UK Jewelry gross margin decreased $3.2 million. The gross margin rate decreased 210 basis points driven principally by greater promotional activity and de-leverage of fixed costs.

SGA declined 2.7% to $375.9 million or 32.5% of sales, including $8.1 million of transaction costs related to R2Net, compared to $386.5 million or 32.6% of sales in the prior year. SGA rate improved 10 basis points, or, 80 basis points excluding R2Net transaction costs. R2Net transaction costs were offset by disciplined cost reductions in store and corporate payroll, other payroll related benefits, including a $4 million pension curtailment, and a continued shift of marketing spend to higher-return investments in digital.

In the third quarter, Signet recognized a $12.2 million net credit transaction expense related to the sale of the prime accounts receivables. This included $22.4 million of legal, advisory, implementation, and retention expenses, partially offset by a $10.2 million beneficial interest gain related to expected profit sharing.

Other operating income was $72.5 million compared to $68.6 million in the prior year third quarter, up $3.9 million or 5.7%. This increase was due to the Sterling division’s higher interest income earned from higher outstanding receivable balances.

Signet's operating income was $5.5 million or 0.5% of sales, including $20.3 million of net transaction cost related to the outsourcing of credit portfolio and the acquisition of R2Net, compared to $32.1 million or 2.7% of sales in prior year third quarter. Operating margin decline of 220 basis points was primarily driven by 170 basis points related to transaction costs.

	Third quarter Fiscal 2018		Third quarter Fiscal 2017
Income/(loss) in millions	$	% of sales	$	% of sales
Sterling Jewelers division (includes R2Net)	$73.7	10.5%	$78.6	11.0%
Zale division	(19.9)	(6.1)%	(24.7)	(7.4)%
UK Jewelry division	(1.7)	(1.3)%	—	—%
Other	(46.6)	nm	(21.8)	nm
Total	5.5	0.5%	32.1	2.7%
Note:	Sterling Jewelers includes the beneficial interest gain of $10.2 million and Other includes $22.4 million of credit related transaction costs. The acquisition costs-only of R2Net are in Other.
nm:	Not meaningful.

Income tax benefit was $7.2 million compared to a $2.4 million expense in the prior year third quarter. The income tax benefit for the quarter represents the adjustment required to provide for taxes at the expected annual effective tax rate.

Third quarter loss per share was $0.20 versus earnings per share of $0.20 in the third quarter of 2017. This included the following unfavorable factors (per share):

  Net credit transaction costs ($0.14)
  R2Net acquisition costs ($0.11)
  Disruptions related to weather and credit outsourcing ($0.10)

Balance Sheet and Statement of Cash Flows:

Cash and cash equivalents were $113.4 million compared to $82.7 million at the prior year quarter-end. The sale of the prime portion of accounts receivable and favorable changes to inventory were partially offset by share repurchases, the acquisition of R2Net, and lower net income.

At the end of the third quarter, net accounts receivable were $640.1 million compared to $1,581.1 million at the prior year quarter-end. The decrease in receivables is primarily driven by the sale of the prime portfolio in the third quarter of $960 million. Third quarter Sterling Jewelers credit participation rate was 59.6% compared to 66.8% in the third quarter of last year. The decline in penetration rate was driven by a combination of a continued trend in lower credit applications and therefore resulting in a lower number of approved credit applicants as well as disruption related to the credit transition. Finance charge income in the third quarter was $70.3 million and net bad debt expense was $51.5 million -- a net favorable difference of $18.8 million. This compares to a difference of $9.8 million in the prior year. This favorable year-on-year relationship was driven primarily by lower bad debt expense due to the decrease in portfolio assets.

Net inventories were $2,466.1 million, down 6.9% compared to $2,649.4 million at the prior year quarter-end. This was driven primarily by a focus on working capital across the business.

Long term debt was $696.8 million compared to $1,324.2 million in the prior year period. The $627.4 million decline was driven principally by repayment of the $600.0 million asset backed securitization associated with the sale of Signet's prime accounts receivable portfolio.

Signet’s capital allocation is essentially unchanged in light of the resolution of the Company’s credit strategic review. Signet remains committed to maintaining an investment grade profile with a strong balance sheet and financial flexibility to fund its business and growth strategy. The proceeds from the transaction were used to redeem the securitization facility and repay the short-term loan associated with the R2Net acquisition. Signet does not expect material additional share repurchases in Fiscal 2018. The Company is targeting to maintain an adjusted leverage ratio between 3.0x to 3.5x.

On October 28, 2017 Signet had 3,639 stores totaling 5.1 million square feet of selling space. Since year-end, store count decreased by 43 and square feet of selling space increased 0.2%. The majority of new store openings were in off-mall locations which tend to be bigger than mall locations where most closures occurred with a focus on regional store banners.

Store count	Jan 28, 2017	Openings	Closures	Oct 28, 2017
Kay	1,192	53	(8)	1,237
Jared	275	2	(1)	276
Regional brands	121	—	(21)	100
Sterling Jewelers division	1,588	55	(30)	1,613
Zales	751	11	(39)	723
Peoples	143	2	(12)	133
Gordons	42	—	(10)	32
Mappins	34	—	(12)	22
Total Zale Jewelry	970	13	(73)	910
Piercing Pagoda	616	9	(17)	608
Zale division	1,586	22	(90)	1,518
H.Samuel	304	2	(2)	304
Ernest Jones	204	1	(1)	204
UK Jewelry division	508	3	(3)	508
Signet	3,682	80	(123)	3,639

Conference Call:

A conference call is scheduled today at 8:30 a.m. ET and a simultaneous audio webcast and slide presentation are available at www.signetjewelers.com. The slides are available to be downloaded from the website. The call details are:

Dial-in: 1-647-689-4229	Access code: 5595748

A replay and transcript of the call will be posted on Signet's website as soon as they are available and will be accessible for one year.

About Signet and Safe Harbor Statement:

Signet Jewelers Limited is the world's largest retailer of diamond jewelry. Signet operates approximately 3,600 stores primarily under the name brands of Kay Jewelers, Zales, Jared The Galleria Of Jewelry, H.Samuel, Ernest Jones, Peoples, Piercing Pagoda and JamesAllen.com. Further information on Signet is available at www.signetjewelers.com. See also www.kay.com, www.zales.com, www.jared.com, www.hsamuel.co.uk, www.ernestjones.co.uk, www.peoplesjewellers.com, www.pagoda.com and www.jamesallen.com.

This release contains statements which are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements, based upon management’s beliefs and expectations as well as on assumptions made by and data currently available to management, appear in a number of places throughout this document and include statements regarding, among other things, Signet’s results of operation, financial condition, liquidity, prospects, growth, strategies and the industry in which Signet operates. The use of the words “expects,” “intends,” “anticipates,” “estimates,” “predicts,” “believes,” “should,” “potential,” “may,” “forecast,” “objective,” “plan,” or “target,” and other similar expressions are intended to identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to a number of risks and uncertainties, including but not limited to, the benefits and outsourcing of the credit portfolio sale including I/T disruptions, future financial results and operating results, the timing and expected completion of the second phase of the credit outsourcing, the impact of weather-related incidents on Signet’s business, the benefits and integration of R2Net, general economic conditions, regulatory changes following the United Kingdom’s announcement to exit from the European Union, a decline in consumer spending, the merchandising, pricing and inventory policies followed by Signet, the reputation of Signet and its brands, the level of competition in the jewelry sector, the cost and availability of diamonds, gold and other precious metals, regulations relating to customer credit, seasonality of Signet’s business, financial market risks, deterioration in customers’ financial condition, exchange rate fluctuations, changes in Signet’s credit rating, changes in consumer attitudes regarding jewelry, management of social, ethical and environmental risks, the development and maintenance of Signet’s omni-channel retailing, security breaches and other disruptions to Signet’s information technology infrastructure and databases, inadequacy in and disruptions to internal controls and systems, changes in assumptions used in making accounting estimates relating to items such as extended service plans and pensions, risks related to Signet being a Bermuda corporation, the impact of the acquisition of Zale Corporation on relationships, including with employees, suppliers, customers and competitors, and our ability to successfully integrate Zale Corporation’s operations and to realize synergies from the transaction.

For a discussion of these and other risks and uncertainties which could cause actual results to differ materially from those expressed in any forward-looking statement, see the "Risk Factors" section of Signet's Fiscal 2017 Annual Report on Form 10-K filed with the SEC on March 16, 2017 and quarterly reports on Form 10-Q filed with the SEC. Signet undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances, except as required by law.

Condensed Consolidated Income Statements
(Unaudited)

	13 weeks ended		39 weeks ended
(in millions, except per share amounts)	October 28, 2017	October 29, 2016	October 28, 2017	October 29, 2016
Sales	1,156.9	1,186.2	3,959.9	4,138.5
Cost of sales	(835.8)	(836.2)	(2,689.7)	(2,723.2)
Gross margin	321.1	350.0	1,270.2	1,415.3
Selling, general and administrative expenses	(375.9)	(386.5)	(1,237.7)	(1,264.9)
Credit transaction, net	(12.2)	—	2.6	—
Other operating income, net	72.5	68.6	221.3	213.6
Operating income	5.5	32.1	256.4	364.0
Interest expense, net	(16.6)	(12.7)	(42.7)	(36.4)
(Loss) income before income taxes	(11.1)	19.4	213.7	327.6
Income taxes	7.2	(2.4)	(45.7)	(81.9)
Net (loss) income	(3.9)	17.0	168.0	245.7
Dividends on redeemable convertible preferred shares	(8.2)	(2.2)	(24.6)	(2.2)
Net (loss) income attributable to common shareholders	(12.1)	14.8	143.4	243.5
(Loss) earnings per common share:
Basic	$(0.20)	$0.20	$2.24	$3.19
Diluted	$(0.20)	$0.20	$2.24	$3.18
Weighted average common shares outstanding:
Basic	60.1	73.5	64.0	76.4
Diluted	60.1	73.6	64.1	76.5
Dividends declared per common share	$0.31	$0.26	$0.93	$0.78

Condensed Consolidated Balance Sheets
(Unaudited)

(in millions, except par value per share amount)	October 28, 2017	January 28, 2017	October 29, 2016
Assets
Current assets:
Cash and cash equivalents	113.4	98.7	82.7
Accounts receivable, net	640.1	1,858.0	1,581.1
Other receivables	80.3	95.9	74.2
Other current assets	145.0	136.3	146.8
Income taxes	17.3	4.4	20.8
Inventories	2,466.1	2,449.3	2,649.4
Total current assets	3,462.2	4,642.6	4,555.0
Non-current assets:
Property, plant and equipment, net of accumulated depreciation of $1,162.7, $1,049.4 and $1,015.4, respectively	855.1	822.9	791.1
Goodwill	867.1	517.6	517.0
Intangible assets, net	410.4	417.0	419.8
Other assets	169.1	165.1	157.5
Deferred tax assets	1.3	0.7	—
Retirement benefit asset	35.5	31.9	47.1
Total assets	5,800.7	6,597.8	6,487.5
Liabilities and Shareholders’ equity
Current liabilities:
Loans and overdrafts	291.8	91.1	288.8
Accounts payable	324.9	255.7	382.2
Accrued expenses and other current liabilities	430.5	478.2	402.9
Deferred revenue	270.3	276.9	256.7
Income taxes	—	101.8	4.4
Total current liabilities	1,317.5	1,203.7	1,335.0
Non-current liabilities:
Long-term debt	696.8	1,317.9	1,324.2
Other liabilities	244.4	213.7	219.9
Deferred revenue	646.1	659.0	632.1
Deferred tax liabilities	143.8	101.4	133.4
Total liabilities	3,048.6	3,495.7	3,644.6
Commitments and contingencies
Series A redeemable convertible preferred shares of $.01 par value: authorized 500 shares, 0.625 shares outstanding (January 28, 2017 and October 29, 2016: 0.625 shares outstanding)	613.1	611.9	611.7
Shareholders’ equity:
Common shares of $0.18 par value: authorized 500 shares, 60.4 shares outstanding (January 28, 2017: 68.3 outstanding; October 29, 2016: 69.6 outstanding)	15.7	15.7	15.7
Additional paid-in capital	285.6	280.7	128.5
Other reserves	0.4	0.4	0.4
Treasury shares at cost: 26.8 shares (January 28, 2017: 18.9 shares; October 29, 2016: 17.6 shares)	(1,945.2)	(1,494.8)	(1,338.9)
Retained earnings	4,074.9	3,995.9	3,727.8
Accumulated other comprehensive loss	(292.4)	(307.7)	(302.3)
Total shareholders’ equity	2,139.0	2,490.2	2,231.2
Total liabilities, redeemable convertible preferred shares and shareholders’ equity	5,800.7	6,597.8	6,487.5

Condensed Consolidated Statements of Cash Flows
(Unaudited)

	39 weeks ended
(in millions)	October 28, 2017	October 29, 2016
Cash flows from operating activities
Net income	168.0	245.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	147.1	138.8
Amortization of unfavorable leases and contracts	(10.8)	(14.9)
Pension benefit	(3.6)	(1.3)
Share-based compensation	11.0	14.0
Deferred taxation	41.7	60.9
Excess tax benefit from exercise of share awards	—	(1.3)
Credit transaction, net	(30.9)	—
Amortization of debt discount and issuance costs	3.2	2.2
Other non-cash movements	1.5	1.9
Changes in operating assets and liabilities:
Decrease in accounts receivable	286.1	174.0
Proceeds from sale of in-house finance receivables	960.2	—
Decrease in other receivables and other assets	19.6	9.0
Increase in other current assets	(2.5)	(15.4)
Decrease (increase) in inventories	4.6	(217.0)
Increase in accounts payable	39.7	114.1
Decrease in accrued expenses and other liabilities	(5.4)	(82.2)
Decrease in deferred revenue	(29.5)	(2.5)
Decrease in income taxes payable	(115.3)	(62.6)
Pension plan contributions	(2.4)	(2.5)
Net cash provided by operating activities	1,482.3	360.9
Investing activities
Purchase of property, plant and equipment	(166.1)	(195.6)
Purchase of available-for-sale securities	(1.7)	(10.4)
Proceeds from sale of available-for-sale securities	0.9	10.0
Acquisition of R2Net Inc., net of cash acquired	(332.4)	—
Net cash used in investing activities	(499.3)	(196.0)
Financing activities
Dividends paid on common shares	(57.7)	(57.5)
Dividends paid on redeemable convertible preferred shares	(26.9)	—
Proceeds from issuance of redeemable convertible preferred shares, net of issuance costs	—	611.6
Proceeds from term and bridge loans	350.0	—
Repayments of term and bridge loans	(365.7)	(12.0)
Proceeds from securitization facility	1,745.9	1,837.1
Repayments of securitization facility	(2,345.9)	(1,837.1)
Proceeds from revolving credit facility	605.0	598.0
Repayments of revolving credit facility	(405.0)	(339.0)
Repurchase of common shares	(460.0)	(1,000.0)
Repayments of bank overdrafts	(5.9)	(13.3)
Other financing activities	(4.5)	(6.0)
Net cash used in financing activities	(970.7)	(218.2)
Cash and cash equivalents at beginning of period	98.7	137.7
Increase (decrease) in cash and cash equivalents	12.3	(53.3)
Effect of exchange rate changes on cash and cash equivalents	2.4	(1.7)
Cash and cash equivalents at end of period	113.4	82.7

CONTACT:
Investors:
Signet Jewelers
James Grant, +1 (330) 668-5412
VP Investor Relations
or
Media:
Signet Jewelers
David Bouffard, +1 (330) 668-5369
VP Corporate Affairs